Exhibit 99.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re: APPHARVEST PRODUCTS, LLC, et al. Debtors.[1]	Chapter 11 Case No. 23-90745 (CML) (Jointly Administered)

NOTICE OF (I) ENTRY OF
ORDER CONFIRMING THE SECOND AMENDED
JOINT PLAN OF LIQUIDATION OF APPHARVEST PRODUCTS, LLC AND
ITS DEBTOR AFFILIATES, (II) SOMERSET CLOSING, AND (III) OCCURRENCE OF THE EFFECTIVE DATE

TO ALL CREDITORS, INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that, on September 14, 2023, the United States Bankruptcy Court for the Southern District of Texas (the “Court”) entered the Order Approving the Debtors’ Disclosure Statement and Confirming the Amended Joint Plan of Liquidation of AppHarvest Products, LLC and Its Debtor Affiliates [Docket No. 461] (the “Confirmation Order”) confirming the Second Amended Joint Plan of Liquidation of AppHarvest Products, LLC and Its Debtor Affiliates [Docket No. 458] (as may be altered, amended, modified, or supplemented from time to time, including all exhibits and schedules thereafter, the “Plan”).2

PLEASE TAKE FURTHER NOTICE that, on December 1, 2023, the Closing occurred in accordance with the Somerset APA and the Order (I) Approving the Sale of the Debtors' Somerset Assets, (II) Authorizing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases Related Thereto, and (III) Granting Related Relief [Docket No. 413] (the "Somerset Sale Order").

PLEASE TAKE FURTHER NOTICE that, on December 5, 2023, the Effective Date of the Plan occurred and the Debtors emerged from their chapter 11 cases. Each of the conditions precedent to consummation of the Plan enumerated in Article VIII of the Plan have been satisfied or waived in accordance with the Plan and the Confirmation Order.

1 The Debtors in these chapter 11 cases, together with the last four digits of the Debtors’ federal tax identification number, are: AppHarvest Operations, Inc. (5929), AppHarvest, Inc. (2965), AppHarvest Farms, LLC (7067), AppHarvest Morehead Farm, LLC (1527), AppHarvest Richmond Farm, LLC (0632), AppHarvest Berea Farm, LLC (3140), AppHarvest Pulaski Farm, LLC (2052), AppHarvest Development, LLC (None), Rowan County Development, LLC (0700), AppHarvest Technology, Inc. (4868), AppHarvest Products, LLC (5929), and AppHarvest Foundation, LLC (None). The Debtors’ service address is 500 Appalachian Way, Morehead, KY 40351.
2 Unless otherwise defined in this notice, capitalized terms used in this notice shall have the meanings ascribed to them in the Plan or the Somerset Sale Order (as defined herein), as applicable.

PLEASE TAKE FURTHER NOTICE that the Court has approved certain release, exculpation, injunction, and related provisions in Article IX of the Plan.

PLEASE TAKE FURTHER NOTICE that, except as otherwise set forth in the Plan or Confirmation Order, the terms of the Plan are immediately effective and enforceable and deemed binding upon the Debtors, the Plan Administrator, and any and all Holders of Claims and Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and/or Unexpired Leases with the Debtors.
PLEASE TAKE FURTHER NOTICE that, pursuant to the Plan and the Confirmation Order, the deadline for filing requests for payment of Administrative Claims arising after July 23, 2023, through and including the Effective Date, other than Professional Fee Claims, is thirty (30) days after the Effective Date.

PLEASE TAKE FURTHER NOTICE that, pursuant to the Plan and the Confirmation Order, except as otherwise provided in the Plan or Confirmation Order, each Executory Contract and Unexpired Lease shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (a) has been previously assumed, assumed and assigned, or rejected pursuant to a Bankruptcy Court order; (b) is the subject of a motion to assume, assume and assign, or reject such Executory Contract or Unexpired Lease (or of a Filed objection with respect to the proposed assumption, assumption and assignment, or rejection of such Executory Contract or Unexpired Lease) that is pending on the Effective Date; (c) is a contract, release, or other agreement or document entered into in connection with the Plan, or otherwise assumed under the Plan; or (d) is an Indemnification Obligation or D&O Liability Insurance Policy.

PLEASE TAKE FURTHER NOTICE that all Proofs of Claim with respect to any Claims arising from the rejection of the Executory Contracts or Unexpired Leases which are rejected pursuant to the Plan or the Confirmation Order (and which are not subject to any separate Court order authorizing the rejection of such Executory Contracts or Unexpired Leases), if any, must be Filed with the Bankruptcy Court within thirty (30) days of the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan and Confirmation Order that are not timely Filed within thirty (30) days of the Effective Date will be disallowed automatically, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Estates, the Plan Administrator, or any of their respective assets and properties. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article V of the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

PLEASE TAKE FURTHER NOTICE that if you would like to obtain a copy of the Confirmation Order, the Disclosure Statement, the Plan, the Plan Supplement, or related documents, free of charge, you may: (a) access the Debtors’ restructuring website at https://cases.stretto.com/appharvest/; (b) write to AppHarvest Ballot Processing, c/o Stretto, 410 Exchange, Suite 100, Irvine, CA 92602; (c) call (833) 216-0292 (toll-free) or 949620-1088 (internationally); or (d) email AppHarvestInquiries@stretto.com. You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at https://ecf.txsb.uscourts.gov/.

THIS NOTICE IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY. IF YOU HAVE QUESTIONS WITH RESPECT TO YOUR RIGHTS UNDER THE PLAN OR ABOUT ANYTHING STATED HEREIN OR IF YOU WOULD LIKE TO OBTAIN ADDITIONAL INFORMATION, PLEASE CONTACT THE NOTICE AND CLAIMS AGENT.

Dated: December 5, 2023
Houston, Texas

/s/ Vienna F. Anaya
JACKSON WALKER LLP Matthew D. Cavenaugh (TX Bar No. 24062656)	SIDLEY AUSTIN LLP Stephen E. Hessler (admitted pro hac vice)
Vienna Anaya (TX Bar No. 24091225) Emily Meraia (TX Bar No. 24129307) 1401 McKinney Street, Suite 1900 Houston, Texas 77010 Telephone: (713) 752-4200	Anthony Grossi (admitted pro hac vice) Patrick Venter (admitted pro hac vice) 787 Seventh Avenue New York, New York 10019 Telephone: (212) 839-5300
Facsimile: (713) 752-4221 Email: vanaya@jw.com	Facsimile: (212) 839-5599 Email: shessler@sidley.com
emeraia@jw.com	agrossi@sidley.com
pventer@sidley.com

Duston McFaul (TX Bar No. 24003309) Jeri Leigh Miller (TX Bar No. 24102176)
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Telephone: (713) 495-4500
Facsimile: (713) 495-7799
Email: dmcfaul@sidley.com jeri.miller@sidley.com
Co-Counsel to the Debtors and Debtors in Possession

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